Exhibit 14

Finance Department Code of Ethics

The President and CEO and the Chief Financial Officer, Vice President–Finance and other members of the Finance Department have a special role to play to ensure that a culture exists throughout Stericycle that ensures the fair and timely reporting of Stericycle’s financial results and condition.

Because of this special role, the President and CEO and the Chief Financial Officer, Vice President–Finance and other members of the Finance Department are bound by the following Finance Department Code of Ethics as well as by Stericycle’s Code of Business Conduct. By accepting the Code of Business Conduct, the President and CEO and the Chief Financial Officer, Vice President–Finance and each of the other members of the Finance Department agrees that he or she will:

•	Act with honesty and integrity and avoid actual or apparent conflicts of interest between personal and professional relationships

•	Provide accurate, complete, relevant, timely and understandable financial information internally in order to ensure full, fair, timely and understandable disclosure in Stericycle’s reports and filings with the U.S. Securities and Exchange Commission and other government agencies and in Stericycle’s press releases and other public communications

•	Comply with all applicable reporting, disclosure and other rules and regulations of federal, state and local governments and other regulatory agencies

•	Act in good faith, responsibly, with due care and diligence, and without misrepresenting material facts or allowing his or her independent judgment to be wrongly subordinated

•	Promptly report to the Chairman of the Audit Committee any conduct that he or she believes to be a violation of law or business ethics or of any provision of Stericycle’s Code of Business Conduct or this Finance Department Code of Ethics

Violations of this Finance Department Code of Ethics, including a failure to report violations by others, will be viewed severely and could result in a termination of employment. If you believe that a violation has occurred, please contact the Chair of the Audit Committee of the Board of Directors:

Mr. Rod F. Dammeyer
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Telephone: [omitted]
Fax: [omitted]
E-mail: [omitted]